EXHIBIT 21.1

SUBSIDIARY OF LIQUID AUDIO, INC.

Liquid Audio Europe PLC, which reregistered in August 2001 as Liquid Audio Europe Limited and doing business under that name, was organized and incorporated under the laws of the United Kingdom.